Exhibit 99.1

Exhibit 99
AMENDMENT NO. 1

This Amendment No. 1 is made, executed and delivered this 14th day of June, 2010 by Dollardex Corp., a Panama corporation (“Dollardex”), in favor of CelLynx Group, Inc., a Nevada corporation (“CelLynx”).

RECITALS

A.           On or about April 21, 2010, Dollardex executed and delivered to CelLynx a Master Global Marketing and Distribution Agreement (the “Master Agreement”);

B.           Dollardex and CelLynx desire to execute and deliver this Amendment No. 1 in order to amend and modify certain terms of the Master Agreement, as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other consideration, the receipt and sufficiency of which is hereby acknowledged, Dollardex and CelLynx hereby agree as follows:

1.           Dollardex and CelLynx hereby agree to strike in its entirety Section 6.2 of the Master Agreement and to replace it with the following language:

“6.2           Other Termination Rights.  CELLYNX shall have the right to terminate this Agreement forthwith and without any grace period or opportunity of DOLLARDEX to cure by giving written notice of termination to DOLLARDEX at any time, upon or after:
(a) the involuntary filing by a third party or voluntary filing by DOLLARDEX of a petition in bankruptcy or insolvency;
(b) any adjudication that DOLLARDEX  is bankrupt or insolvent;
(c) the filing by DOLLARDEX of any legal action or document seeking reorganization, readjustment or arrangement of DOLLARDEX’S business under any law relating to bankruptcy or insolvency;
(d) the appointment of a receiver for all or substantially all of the property of DOLLARDEX;
(e) the making by DOLLARDEX of any assignment for the benefit of creditors;
(f) the institution of any proceedings for the liquidation or winding up of DOLLARDEX’S  business or for the termination of its corporate charter;
(g) the attachment by or assignment to a third party of all or substantially all of the assets of DOLLARDEX; or
(h) the failure of DOLLARDEX by July 10, 2010 to provide or cause to be provided the funding required (i) by May 31, 2010 under Section 5.1(i) of this Agreement and (ii) by July 1, 2010 under Section 5.2(ii) of this Agreement.”

2.           Dollardex and CelLynx hereby agree to amend Section 5.1 of the Master Agreement by adding the following as Section 5.1(v):

“Notwithstanding anything to the contrary set forth herein, if DOLLARDEX pays in full the amounts due under Sections 5.1(i) and 5.2(ii) on or before July 10, 2010, then each other payment date set forth in Sections 5.1(ii) through 5.1(iv) shall be automatically extended by 30 days.”

3.           Dollardex hereby agrees that this Amendment No. 1 is executed merely to memorialize an amendment to Section 6.2 of and add Section 5.1(v) to the Master Agreement and does not constitute or in any way operate as a release, discharge, satisfaction, payment, or cancellation of the obligations of Dollardex under the Master Agreement or any part thereof.  Except as expressly set forth in paragraphs 1 and 2 above, nothing herein contained shall affect or be construed to affect any of the terms or provisions of the Master Agreement nor impair the validity or enforceability thereof or any rights or powers which CelLynx now or hereafter may have under or by virtue thereof in case of any default or non-fulfillment of the terms of the Master Agreement by Dollardex, or otherwise.

4.           Dollardex hereby specifically ratifies and consents to each and every term of the Master Agreement.

5.           Unless expressly defined herein, any defined term used herein shall have the meaning established and set forth therefore in the Master Agreement.

DATED the day and year first written above.

Dollardex Corp., a Panama corporation

By: /s/ Danny Bland
Its: President, CEO

CelLynx Group, Inc., a Nevada corporation

By: /s/ Daniel Ash
Its: Chief Executive Officer